Exhibit 8.2

www.fasken.com

September 30, 2014

Fasken Martineau DuMoulin LLP
Barristers and Solicitors
Patent and Trade-mark Agents

333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, Ontario, Canada M5H 2T6

416 366 8381 Telephone
416 364 7813 Facsimile
1 800 268 8424 Toll Free

USD Partners LP 811 Main Street, Suite 2800 Houston, Texas 77002

Re: USD Partners LP (the “Partnership”)

Ladies and Gentlemen:

We have acted as counsel to USD Partners GP LLC and the Partnership, in connection with the proposed issuance by the Partnership of common units representing limited partner interests in the Partnership (the “Units”). The Units are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on August 29, 2014 (Registration No. 333-198500) (the “Registration Statement”), and the prospectus related thereto (the “Prospectus”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made to us by the Partnership as to factual matters including through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vancouver    Calgary     Toronto     Ottawa     Montréal     Québec City     London     Paris     Johannesburg

We are opining herein as to the effect on a prospective unitholder who is not resident in Canada for Canadian tax purposes only of the federal income tax laws of Canada and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of the United States, other federal laws, foreign laws, the laws of any province or state, or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any province or state. No opinion is expressed as to any matter not discussed herein.

Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement, all statements of legal conclusions in the Registration Statement under the caption “Canadian Tax Consequences” constitute the opinion of Fasken Martineau DuMoulin LLP as to the material Canadian federal income tax consequences of the matters described therein.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based upon existing Canadian legislation, case law and our understanding of current published administrative practice of the Canada Revenue Agency, as of the date of the Prospectus, all of which may change, possibly with retroactive effect. Changes in legislation, case law and the administrative practice and policy of the Canada Revenue Agency may cause the tax consequences to vary substantially from the consequences of unit ownership described herein. For example, although no specific legislation has been proposed, the Department of Finance (Canada) has indicated that it is considering proposing legislation that would deny certain non-residents of Canada benefits under Canadian tax treaties. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Prospectus and the Officer’s Certificate, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including purchasers of Units in the offering described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the incorporation by reference of this opinion in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP